Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-226048 on Form S-3 and Registration Statement No. 333-219012 on Form S-8 of our report dated October 10, 2018, relating to the financial statements of Safety, Income & Growth Inc. and Safety, Income & Growth Inc. Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in this Amendment No. 1 to Annual Report on Form 10-K/A of Safety, Income & Growth Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
New York, NY
October 10, 2018